Exhibit 10.34

THIRD AMENDMENT TO
SALARY CONTINUATION AGREEMENT

This Third Amendment to Salary Continuation Agreement ("Amendment") is made effective as of January 1, 2009, and is entered into by and between First Northern Bank of Dixon, a California-chartered, FDIC-insured bank with its main office in Dixon, California ("Bank") and Bruce A. Orris, Vice President ("Executive"), each a "Party" and together the "Parties."

RECITALS

A.	The Parties entered into that certain Salary Continuation Agreement dated January 1, 2002, which was amended effective December 31, 2004 and February 15, 2007 (as amended, the Agreement").

B.	Code Section 409A generally became effective on January. 1, 2005. The Treasury issued final regulations on April 17, 2007, which are generally effective on January 1, 2009. IRS Notice 2007-86 (along with prior IRS guidance) generally permits nonqualified deferred compensation plans that are subject to Code Section 409A to be amended on or before December 31, 2008, to comply with the statute and final regulations, so long as such plans were operated in good faith compliance with the statute and published guidance in the interim.

C.
The Employer has administered the Agreement in compliance with its terms, consistent with Code Section 409A and guidance published by the IRS (including IRS Notice 2005-1 and proposed and final regulations under section 409A), applying a good faith reasonable interpretation, to the extent necessary.

D.	In reliance upon IRS Notice 2007-86 and prior IRS notices, the Parties now desire to amend the Agreement effective January 1, 2009, to fully comply with final regulations under Code Section 409A.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Change in Control. Section 1.2 of the Agreement is amended in its entirety to read as follows:

1.2	"Change in Control" means the occurrence of any of the following events with respect to the Bank or its parent holding Company, First Northern Community Bancorp ("Bancorp"):

(a)
Merger: A merger into or consolidation with another corporation, or merger of another corporation into Bank or Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of Bank or Bancorp immediately before the merger or consolidation;

(b)	Acquisition of Significant Share Ownership: One person, or more than one person acting as a group, acquires (or has acquired during the twelve
(12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock possessing thirty percent (30%) or more of the total voting power of the stock of Bank or Bancorp (this constitutes acquisition of "Effective Control"). No Change in Control shall occur if additional voting shares are acquired by a person or persons who possessed Effective Control prior to acquiring additional shares. This subpart (b) shall not apply to beneficial ownership of voting shares held in a fiduciary capacity by an entity of which Bank or Bancorp directly or indirectly beneficially owns 50% or more of the outstanding voting securities, or voting shares held by an employee benefit plan maintained for the benefit of the Bank's employees.

(c)
Change in Board Composition: A majority of the members of the Board of Directors of Bank or Bancorp is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Bank or Bancorp before the date of the appointment or election. This subparagraph shall only apply with respect to Bancorp if no other corporation is a majority shareholder of  Bancorp.

A Change in Control shall only occur with respect to Bancorp if Bancorp (i) is a majority shareholder of the Bank; (ii) is a majority shareholder of any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the Bank; or (iii) is otherwise a "Relevant Corporation" as that term is used and defined in Section 409A. For purposes of this section, majority shareholder means a shareholder owning more than 50% of the total fair market value and total voting power of the Bank, Bancorp, or a corporation in the chain referenced above. No Change in Control shall occur unless the event constitutes a "Change in the Ownership of a Corporation" or a "Change in the Effective Control of a Corporation" as defined under Section 409A.

2.	Disability. Section 1.3 of the Agreement is amended in its entirety to read as follows:

1.3
"Disabled" or "Disability" means that the Executive is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Bank's employees. The Bank may, in its discretion, rely on a determination by the Social Security Administration or an insurance carrier (if the definition of "disability" applied by the carrier is consistent with this section) in determining whether an Executive is Disabled, and may require the Executive to submit proof of such determination as a condition to becoming eligible for Disability Benefits under this Agreement. The terms "Disabled" and "Disability" shall be interpreted consistently with Section 409A.

3.	Specified Employee Definition. A new section 1.14 is added to read as follows:

1.14
"Specified Employee" – If the Executive is a Key Employee (defined below) of the Bank or any entity that is aggregated with the Bank under Code section 414(b) or (c) as of December 31st of any year (the "Determination Date"), and the Bank (or any entity that is aggregated with the Bank under Code section 414(b) or (c)) has stock that is publicly traded on an established securities market or otherwise, the Executive shall be treated as a Specified Employee during the 12-month period beginning on the April 1st following the Determination Date. An Executive is a Key Employee as of a Determination Date if the Executive meets the requirements of Code section 416(i)(l)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve months preceding the Determination Date.

4.	Termination of Employment. Section 1.14 of the Agreement is renumbered as section
1.15	and is amended in its entirety to read as follows:

1.15
"Termination of Employment" means that the Executive shall have ceased to be employed by the Bank for any reason whatsoever and that the Executive actually separates from service with the Bank and does not continue in his or her prior capacity. Notwithstanding the foregoing, Executive's employment shall be deemed to have terminated, and Executive shall have suffered a Termination of Employment, when the Executive and the Bank reasonably anticipate that the Executive will have a permanent reduction in the level of bona fide services provided to the Bank to a level of service that is less than fifty percent (50%) of the average level of bona fide services provided by the Executive in the immediately preceding thirty-six (36) month period. Termination of Employment does not include the Executive's military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as the Executive's right to reemployment with the Bank is provided either in contract or statute. Notwithstanding anything to the contrary, the terms "termination of employment," "terminates employment" and "employment termination" shall be interpreted consistently with Section 409A.

5.	Normal Retirement Benefit. A new subsection 2.1.3 is added to read as follows:

2.1.3
Delayed Payments to Specified Employees. If the Executive is a Specified Employee (as defined in section 1.14) as of the date of Termination of Employment, benefit payments under this section shall be delayed and shall not begin prior to the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six months following Termination of Employment, but for this provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.

6.	Early Termination Benefit. A new subsection 2.2.3 is added to read as follows:

2.2.3 Delayed Payments to Specified Employees.  If the Executive is a Specified Employee (as defined in section 1.14) as of the date of Termination of Employment, benefit payments under this section shall be delayed and shall not begin prior to the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six months following Termination of Employment, but for this provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.

7.	Disability Benefit. A new subsection 2.3.3 is added to read as follows:

2.3.3
Delayed Payments to Specified Employees. If the Executive is a Specified Employee (as defined in section 1.14) as of the date of Termination of Employment, benefit payments under this section shall be delayed and shall not begin prior to the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six months following Termination of Employment, but for this provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.

8.	Change in Control Benefit. A new subsection 2.4.3 is added to read as follows:

2.4.3
Delayed Payments to Specified Employees. If the Executive is a Specified Employee (as defined in section 1.14) as of the date of Termination of Employment, benefit payments under this section shall be delayed and shall not begin prior to the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive). Payments to which the Executive would otherwise be entitled during the first six months following Termination of

Employment, but for this provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.

9.
Petition for Payment. Section 2.5 of the Agreement, entitled "Petition for Payment of Vested Normal Retirement Benefit, Vested Early Termination Benefit or Vested Disability Benefit," is hereby deleted in its entirety.

10.	Claims Procedure. Subsection 6.1.2 of the Agreement is amended in its entirety to read as follows:

6.1.2
Timing of Bank Response. The Bank shall respond to claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

Notwithstanding the foregoing, the Bank shall respond to any claim for Disability Benefits within 45 days after receiving the claim. This period may be extended for up to 30 days, provided that the Bank determines that such an extension is necessary due to matters beyond the control of the plan and notifies the claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Bank expects to render a decision. If,prior to the end of the first 30-day extension period, the Bank determines that, due to matters beyond the control of the plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Bank notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Bank expects to render a decision. Any notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.

11.	Review Procedure. Subsections 6.2.1, 6.2.3 and 6.2.4 of the Agreement are amended in their entirety to read as follows:

6.2.1  Initiation -Written Request. To initiate the review, the claimant must file a written request for review with the Bank within 60 days after receiving the Bank's notice of denial. Notwithstanding the foregoing, a claimant may file a request for review of a denied claim for Disability Benefits up to 180 days after receiving the Bank's notice of denial.

6.2.3
Consideration on Review. On review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

In the review of a claim for Disability Benefits, the Bank shall not give deference to the initial adverse benefit determination and the review shall be conducted by an appropriate fiduciary who is neither the individual who made the adverse benefit determination that under review, nor the subordinate of such individual.

6.2.4
Timing of Bank Response. The Bank shall respond in writing to the claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

Notwithstanding the foregoing, the Bank shall respond in writing to any claim for Disability benefits within 45 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 45 days by notifying the claimant in writing, prior to the end of the initial 45-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

12.	Status of Agreement for Tax Law and ERISA Purposes. Section 7.8 of the Agreement is amended in its entirety to read as follows:

7.8
Unfunded Arrangement. The Executive and his beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent a promise to pay by the Bank. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life that may be purchased by the Bank is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

This Agreement is intended to constitute an unfunded arrangement maintained by the Bank primarily for the purpose of providing deferred compensation for a member of a select group of management or highly compensated employees, as described in sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974 (ERISA). This Agreement shall at all times be construed and interpreted consistently with ERISA to be such an arrangement and consistently with the requirements of Section 409A, as amended from time to time.

13. No Changes to Benefit Payments. A new section 7.17 is added to read as follows:

7.17
Prohibition Against Changes to Time and Form of Payment. Notwithstanding anything in this Agreement to the contrary, the payment date(s) and form(s) of payment for benefits payable at a specific time, upon the occurrence of a specified event, or in a specified form may not be changed unless such change is expressly permitted under this Agreement, Section 409A, and other applicable law.

14.
Advice of Counsel. Before signing this Amendment, Executive either (a) consulted with and obtained advice from Executive's independent legal counsel with respect to the legal nature and operation of the Agreement as amended, including the impact of the Amendment on the Executive's rights, privileges and obligations, or (b) freely and voluntarily decided not to consult with legal counsel.

15.	No Other Amendments or Changes. Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.
Signed on this 30th day of December, 2008.

FIRST NORTHERN BANK OF DIXON, EXECUTIVE
a California-chartered, FDIC-insured bank                                                                                                            /s/ Bruce A. Orris

By: /s/ Jeremiah Z. Smith
Title: AVP/Assistant Controller

First Northern Bank of Dixon
Salary Continuation Agreement
Amendments

Whereas, First Northern Bank of Dixon("Bank") and Bruce A. Orris ("Executive") desire to amend the First Northern Bank Salary Continuation Agreement and amendments thereto ("Agreement") entered into between the Bank and Executive,

Whereas, Article 7.2 of the Agreement requires that any such amendment be written and signed by both the Bank and Executive,

Whereas, before signing this agreement both the Bank and Executive either (1) consulted and obtained independent legal and financial counsel with respect to the legal operations and financial impact of this amendment to the Agreement, or (2) freely and voluntarily decided not to have such consultation and advice,

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following changes to Agreement:

A.	Revised Schedule A

The attached Schedule A dated February 15, 2007, shall replace the original Schedule A referenced in the Agreement.

B.	Amendments

The Bank and Executive agree that the Agreement shall be modified as follows:

•	Article 2.1.1 shall be modified by replacing $50,000 with $60,000.
•	Article 2.4.1 shall be modified by replacing $345,712 with $414,855.

In Witness Whereof, the Executive and a duly authorized Bank officer have signed this agreement to amend the Agreements as of February 15, 2007.

The Executive:
/s/ Bruce A. Orris

The Bank:
First Northern Bank of Dixon
By:  /s/ Louise A. Walker

Schedule A
First Northern Bank of Dixon Salary Continuation Agreement
Amended February 15, 2007

Bruce A. Orris

Plan year ending December 31,	Early Termination Annual Benefit	Disability Annual Benefit
2006	-	3,821
2007	-	4,966
2008	-	6,274
2009	-	7,766
2010	-	9,462
2011	21,386	21,386
2012	23,564	23,564
2013	26,025	26,025
2014	28,801	28,801
2015	31,928	31,928
2016	35,444	35,444
2017	39,393	39,393
2018	43,822	43,822
2019	48,784	48,784
2020	54,337	54,337

First Northern Bank of Dixon
Salary Continuation Agreement and Related Death Benefits
Amendments

Whereas, First Northern Bank of Dixon("Bank") and Bruce Orris ("Executive") desire to amend (1) the First Northern Bank Salary Continuation Agreement, (2) Addendum A First Northern Bank of Dixon Split Dollar Agreement, and (3) Split Dollar Policy Endorsement First Northern Bank of Dixon Split Dollar Agreement (collectively "Agreements") entered into between the Bank and Executive,

Whereas, Article 7.2 of the First Northern Bank Salary Continuation Agreement and Article 7.1 of Addendum A First Northern Bank of Dixon Split Dollar Agreement require that any such amendments be written and signed by both the Bank and Executive,

Whereas, before signing this agreement amending the Agreements both the Bank and Executive either
(1) consulted and obtained independent legal and financial counsel with respect to the legal operations and financial impact of the amendments to the Agreements, or (2) freely and voluntarily decided not to have such consultation and advice,

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following changes to Agreements:

A.	First Northern Bank Salary Continuation Agreement

The Bank and Executive agree that the First Northern Bank of Dixon Salary Continuation Agreement shall be modified as follows:

•	Replace the entirety of Article 3 with the following:

Article 3
Death Benefits

If the Executive's Termination of Employment is due to the Executive's death, then the Executive's beneficiary(ies) shall be entitled to a death benefit as described in the Executive's Split Dollar Agreement and Endorsement (as amended) in lieu of any other benefit payable hereunder.

If the Executive's Termination of Employment is not due to the Executive's death, then
(a) the Executive's beneficiary(ies) shall not be entitled to a death benefit as a result of the Executive's Split Dollar Agreement and Endorsement, and (b) the Bank shall continue to pay to  the Executive's beneficiary(ies) the benefit payable to Executive as a result of Article 2.1, 2.2, 2.3, or 2.4, as applicable at Termination of Employment, until the entire benefit due to Executive (assuming the Executive had not died prior to full payment of benefits) is paid by the Bank.

B.	Addendum A – First Northern Bank of Dixon Split Dollar Agreement

The Bank and Executive agree that the First Northern Bank of Dixon Split Dollar Agreement shall be modified as follows:

•	Replace the entirety of Section 2.2 with the following:

"2.2 Executive's Interest - The Executive shall have the right to designate the beneficiary(ies) of death proceeds of only the portion of the death proceeds payable to the Executive's beneficiary(ies) as defined in this section. If Termination of Employment occurs because of the Insured's death, then the Insured's Beneficiary(ies), designated in accordance with the Split Dollar Policy Endorsement, shall be entitled to an amount equal to the amount set forth in Exhibit A that corresponds to the age of the Insured at the time of the Insured's death, or one hundred percent (100%) of the total proceeds less cash value of the Policy, whichever is less. The Executive shall also have the right to elect and change settlement options specified in the Policy for this portion of the proceeds."

•	Delete the entirety of Sections 2.3 and 2.4.

•	Replace the entirety of Section 7.2 with the following:

"7.2 Termination of Agreement. This Split Dollar Agreement shall terminate upon the occurrence of any one of the following:
(a)	Termination of Employment of the Insured for reason other than death, or
(b)	Surrender, lapse, or other termination of the Policy by the Bank, or
(c)	Distribution of the death proceeds in accordance with Section 2.2 above."

C.	Split Dollar Policy Endorsement First Northern Bank of Dixon Split Dollar Agreement

The Bank and Executive agree that the Split Dollar Policy Endorsement shall be modified as follows:

•	Replace the entirety of paragraph 2 with the following:

"2 The Insured shall designate the beneficiary(ies) of death proceeds. Provided that the Insured's Termination of Employment (as defined in the January 1, 2002 Salary Continuation Agreement between the Bank and the Insured (the "Salary Continuation Agreement")) was due to the Insured's death, then the Insured's beneficiary(ies) designated in accordance with this Split Dollar Endorsement shall be entitled to an amount equal to the amount set forth in Exhibit A that corresponds to the age of the Insured at the time of death, or one hundred percent (100%) of the total proceeds less cash value of the Policy, whichever is less."

•	Replace the entirety of paragraph 4 with the following:

"4 The Insured shall have the right to exercise all settlement options with respect to that portion of the death proceeds designated in paragraph (2) of this endorsement."

In Witness Whereof, the Executive and a duly authorized Bank officer have signed this agreement to amend the Agreements as of December 31, 2004.

The Executive:
/s/ Bruce A. Orris

The Bank:
First Northern Bank of Dixon
By:  /s/ Louise A. Walker
Its:  Chief Financial Officer

FIRST NORTHERN BANK OF DIXON SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT is entered into as of this 1st day of January, 2002, by and between First Northern Bank of Dixon, a California-chartered, FDIC-insured bank with its main office in Dixon, California (the "Bank"), and Bruce A. Orris, Vice President (the "Executive").

WHEREAS, the Executive has contributed substantially to the success of the Bank and its parent corporation, First Northern Community Bancorp, and the Bank desires that the Executive continue in its employ,

WHEREAS, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive, payable out of the Bank's. general assets,

WHEREAS, none of the conditions or events included in the definition of the term "golden parachute payment" that is set forth in §18(k)(4)(A)(ii) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.l(f)(l)(ii) [12 CFR
359. l(f)(l)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned.

Now THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1
"Accrual Balance" means the amount reflected in Schedule A, which is the amount required to be accrued by the Bank under generally accepted accounting principles to account for benefits that may become payable to the Executive under this Agreement.

1.2	"Cause" shall have the meaning set forth in Section 5.1

1.3	"Change in Control" means any of the following events occurs:

(a)
Merger: First Northern Community Bancorp merges into or consolidates with another corporation, or merges another corporation into First Northern Community Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of First Northern Community Bancorp immediately before the merger or consolidation,

(b)
Acquisition of Significant Share Ownership: a report on Schedule 13D or another form or schedule (other than Schedule 130) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 20% or more of a class of First Northern Community Bancorp's voting securities, but this clause (b) shall not apply to beneficial ownership of First Northern Community Bancorp voting shares held in a fiduciary capacity by an entity of which First Northern Community Bancorp directly or indirectly beneficially owns 50% or more of its outstanding voting securities or voting shares held by an employee benefit plan maintained for the benefit of First Northern Bank of Dixon's employees, or

(c)
Change in Board Composition: during any period of two consecutive years, individuals who constitute First Northern Community Bancorp's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of First Northern Community Bancorp's Board of Directors; provided, however, that - for purposes of this clause (c) - each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two- year period.

1.4
"Disability" means the Executive suffers a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Bank of the carrier's or Social Security

Administration's determination upon the request of the Bank.

1.5 "Early Retirement Age" means the later of the Executive's 55th birthday or the date which the Executive has at least 10 years of service with the Bank. If the Executive does not have 10 years of service with the Bank by the date of his 55th birthday, the Executive's Early Retirement Age means the date on which the Executive has 10 years of service with the Bank.

1.6
"Early Termination" means termination of the Executive's employment with the Bank before Normal Retirement Age for reasons other than death, disability, termination for cause or within 24 months after a Change in Control.

1.7	"Early Termination Date" means the month, day and year in which Early Termination occurs.

1.8	"Effective Date" means the date and year first written above.

1.9	"Good Reason " for purposes of this Agreement shall be defined as:

(a)	a material reduction in Executive's title or responsibilities;

(b)	a reduction in base salary as in effect on the date of a Change in Control of the Bank;

(c)	the relocation of the Executive's principal executive office so that Executive's one-way commute distance from Executive's residence is increased by more than forty (40) miles;

(d)
the adverse and substantial alteration in the nature and quality of the office space within which the Executive performs his duties, including the size and location thereof, as well as the secretarial and administrative support provided to the Executive;

(e)
the failure by the Bank to continue to provide the Executive with compensation and benefits substantially similar to those provided to him under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by him at the time of the Change in Control; or

(f)	the failure of the Bank to obtain a satisfactory agreement from any successor or assign of the Bank to assume and agree to perform this Agreement, as contemplated in Section
7.5 hereof.

1.10	"Normal Retirement Age" means the Executive's 65th birthday.

1.11	"Normal Retirement Date "means the later of the Normal Retirement Age or the Executive's Termination of Employment with the Bank.

1.12	"Person" means an individual, corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or other entity.

1.13	"Plan Year" means the calendar year ending on December 31.

1.14
"Termination of Employment" means that the Executive shall have ceased to be employed by the Bank for any reason whatsoever, excepting a leave of absence approved by the Bank. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of termination of the Executive's employment, the Bank shall have the sole and absolute right to decide the dispute, unless a Change in Control shall have occurred within 24 months before termination of employment.

ARTICLE 2 LIFETIME BENEFITS

2.1
Normal Retirement Benefit. Upon the Executive's Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 instead of any other benefit under this Agreement.

2.1.1
Amount of Benefit. The annual benefit under this Section 2.1 is $50,000. The Bank's Board of Directors may, in its sole discretion, increase the annual benefit under this Section 2.1.1, but any increase shall require recalculation of Schedule A. The benefits reflected in Schedule A are based on the assumption that the Executive retires at age 65. If the Executive instead continues to serve as an officer of the Bank after the Normal Retirement Age, the benefits reflected in Schedule A shall be recalculated annually until the Executive's Normal Retirement Date, using the same discount rate reflected in Schedule A.

2.1.2
Payment of Benefit. Beginning with the month after the Executive's Normal Retirement Date, the Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 10 years.

2.2
Early Termination Benefit. Upon Early Termination on or after Early Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.2 instead of any other benefit under this Agreement.

2.2.1
Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately before the Early Termination Date.  The Bank's Board of Directors may, in its sole discretion, increase the annual benefit under this Section 2.2.1, but any increase shall require recalculation of Schedule A.

2.2.2
Payment of Benefit.  The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments on the first day of each month commencing with the month after the Early Termination Date. The annual benefit shall be paid to the Executive for 10 years.

2.3
Disability Benefit. If the Executive terminates employment because of Disability before the Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 instead of any other benefit under this Agreement.

2.3.1
Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately before the date on which termination of the Executive's employment occurs. The Bank's Board of Directors may, in its sole discretion, increase the annual benefit under this Section 2.3.1, but any increase shall require recalculation of Schedule A.

2.3.2
Payment of Benefit. Beginning with the month after Termination of Employment due to Disability, the Bank shall pay the Disability Annual Benefit amount to the Executive in 12 equal monthly installments on the first day of each month. The annual benefit shall be paid to the Executive for 10 years.

2.4
Change-in-Control Benefit.   If the Executive's employment with the Bank terminates involuntarily within 24 months after the first occurrence of a Change in Control or in the event the Executive terminates employment voluntarily for Good Reason within 24 months of such Change in Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 instead of any other benefit under this Agreement. However, no benefits shall be payable under this Agreement if the Executive's employment is terminated under Article 5 of this Agreement.

2.4.1
Amount of Benefit: The Change-in-Control Benefit under this Section 2.4 is determined by vesting the Executive in $345,712 (the Normal Retirement Age Accrual Balance described in Section 2.1) calculating the present value of said benefit using a discount rate equal to the 10-year US Treasury bill rate at the Plan Year ending immediately before the date on which the Termination of Employment occurs. For example, assume that a Change in Control occurs on January 15, 2003 and the Executive is involuntarily terminated from employment with the Bank on January 30, 2003. The Executive's Change-in-Control benefit would be determined by discounting $345,712 by the 10-year

U.S. Treasury bill rate at December 31, 2002 (the Plan Year ending immediately before the date on which the Termination of Employment occurs). Assuming solely for illustration the 10-year U.S. Treasury bill rate on December 31, 2002 were 4.8%, the Executive's Change-in-Control benefit would be $140,248. This example is provided for illustrative purposes only. The Bank's Board of Directors may, in its sole discretion, increase the benefit under this Section 2.4.1, but any increase shall require recalculation of Schedule A.

2.4.2
Payment of Benefit: The Bank shall pay the Change-in-Control benefit under Section 2.4 of this Agreement to the Executive in one lump sum within three days after the Executive's Termination of Employment.

2.5	Petition for Payment of Vested Normal Retirement Benefit, Vested Early Termination Benefit or Vested Disability Benefit. If the Executive is entitled to the normal retirement benefit provided by Section 2.1, the Early Termination benefit provided by Section 2.2, or the Disability benefit provided by Section 2.3, the Executive may petition the Board of Directors to have the Accrual Balance amount corresponding to that particular benefit paid to the Executive in a single lump sum after
(a) deduction of any normal retirement benefits, Early Termination benefits or Disability benefits already paid and (b) addition of interest at the rate of 8.0% on the Accrual Balance not yet paid for the period from Termination of Employment to payment of the lump sum amount. The Board of Directors shall have sole and absolute discretion about whether to pay the remaining Accrual Balance in a lump sum. If payment of the remaining Accrual Balance is paid in a single lump sum, the Bank shall have no further obligations under this Agreement.

2.6
Change-in-Control Payout of Vested Normal Retirement Benefit, Vested Early Termination Benefit or Vested Disability Benefit Being Paid to the Executive at the Time of a Change in Control. If a Change in Control occurs at any time during the entire 10-year salary continuation benefit payment period and if at the time of that Change in Control the Executive is receiving the benefit provided by Section 2.1.2, Section 2.2.2 or Section 2.3.2, the Bank shall pay the remaining salary continuation benefits to the Executive, his beneficiaries, or estate in a lump sum within three days after the Change in Control. The lump-sum payment due to the Executive, his beneficiaries or estate as a result of a Change in Control shall be an amount equal to the Accrual Balance amount corresponding to that particular benefit then being paid to the Executive, his estate or beneficiaries pursuant to Section 2.1.2, Section 2.2.2 or Section 2.3.2 after (a) deduction of any normal retirement benefits, Early Termination benefits or Disability benefits already paid and (b) addition of interest at the rate of 8.0% on the Accrual Balance not yet paid for the period from Termination of Employment to payment of the lump sum amount. If payment of the remaining Accrual Balance is paid in a single lump sum, the Bank shall have                 no further obligations under this Agreement.

2.7	Contradiction in Terms of Agreement and Schedule A. If there is a contradiction in the terms of this Agreement and the Schedule A attached hereto with the actual amount of a particular benefit amount due the Executive pursuant to Section 2.2, 2.3, or 2.4 hereof, then the actual amount of said benefit set forth in the Agreement shall control.

ARTICLE 3 DEATH BENEFITS

After the Executive's death, whether before or after Termination of Employment at Early Retirement Age or Normal Retirement Age, the Bank shall pay to the Executive's beneficiary(ies) the benefit described in the Split Dollar Agreement and Endorsement, attached to this Agreement as Addendum A, between the Bank and the Executive in lieu of any other benefit payable hereunder, in accordance with the terms and conditions of the Split Dollar Agreement and Endorsement.

ARTICLE 4 BENEFICIARIES

4.1
Beneficiary Designations. The Executive shall designate a beneficiary or beneficiaries by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will be effective only if signed by the Executive and accepted by the Bank during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

4.2
Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Bank may require such proof of incapacity, minority or guardianship as the Bank deems appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for such benefit.

ARTICLE 5 GENERAL LIMITATIONS

5.1	Termination/or Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive's employment for:

(a)	Gross negligence or gross neglect of duties,

(b)	Commission of a felony or commission of a misdemeanor involving moral turpitude, or

(c)
Fraud, disloyalty, dishonesty, or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and, in the Bank's sole judgment, resulting in an adverse effect on the Bank.

5.2
Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the date of this Agreement and while employed at the Bank, or if the Executive has made or makes any material misstatement of fact on any application for life insurance purchased by the Bank.

5.3
Removal.   If the Executive is removed from office or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(l), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

5.4
Insolvency.  If the Commissioner of the California Department of Financial Institutions appoints the Federal Deposit Insurance Corporation as receiver for the Bank under California Financial Code §3220-3225, all obligations under this Agreement shall terminate as of the date of the Bank's declared insolvency.

ARTICLE 6
CLAIMS AND REVIEW PROCEDURES

6.1	Claims Procedure. A person or beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2
Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3
Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1	The specific reasons for the denial,

6.1.3.2	A reference to the specific provisions of the Agreement on which the denial is based,

6.1.3.3	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	An explanation of the Agreement's review procedures and the time limits applicable to such procedures, and

6.1.3.5	A statement of the claimant's right to bring a civil action under BRISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

6.2.2
Additional Submissions -Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable BRISA regulations) to the claimant's claim for benefits.

6.2.3
Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4
Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5
Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.2.5.1	The specific reason for the denial,

6.2.5.2	A reference to the specific provisions of the Agreement on which the denial is based,

6.2.5.3
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

6.2.5.4	A statement of the claimant's right to bring a civil action under ERISA Section 502(a)

ARTICLE 7 MISCELLANEOUS

7.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

7.2	Amendments and Termination. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

7.3
No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

7.4	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.5	Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank will require any successor (whether direct or indirect, by purchase,

merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement if no such succession had occurred. The Bank's failure to obtain such an assumption agreement before the succession becomes effective shall be considered a breach of this Agreement and shall entitle the Executive to the Change-in-Control benefit provided in Section 2.4.

7.6	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

7.7
Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws of such state.

7.8
Unfunded Arrangement.   The Executive and his beneficiary(ies) are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

7.9
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

7.10	Administration. The Bank shall have the powers that are necessary to administer this Agreement, including but not limited to the power to:

(a)	interpret the provisions of the Agreement,

(b)	establish and revise the method of accounting for the Agreement,

(c)	maintain a record of benefit payments, and

(d)	establish rules and prescribe forms necessary or desirable to administer the Agreement.

7.11
Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operational responsibilities of the plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

7.12
Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with the law, continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the remainder of such provision, not held so invalid, and the remainder of such provision, together with all other provisions of this Agreement shall, to the full extent consistent with the law, continue in full force and effect.

        7.13        Headings.  The headings of Sections herein are included solely for convenience of referecene and shall not affect the meaning or interpretation of any provision of this Agreement.

7.14
Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

(a)	If to the Bank, to: Board of Directors
First Northern Bank of Dixon 195 North First Street
P.O. Box 547
Dixon, California 95620

(b)	If to the Executive, to:
Bruce A. Orris
and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

7.15
Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations. The Bank is entering into this agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If said assumptions should materially change and said change has a material detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly, subject to obtaining the written consent of the Executive, which shall not be unreasonably withheld.

7.16
Advice of Counsel. Before signing this Agreement, Executive either (i) consulted with and obtained advice from Executive's independent legal counsel in respect to the legal nature and operations of this Agreement, including its impact on Executive's rights, privileges and obligations, or (ii) freely and voluntarily decided not to have the benefit of such consultation and advice with legal counsel.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement as of the day and year first written above.

THE EXECUTIVE:                                                                              THE BANK:
/s/ Bruce A. Orris                                                                                FIRST NORTHERN BANK OF DIXON

By: /s/ Owen J. Onsum
Its:  President/CEO

SCHEDULE A
FIRST NORTHERN BANK OF DIXON
SALARY CONTINUATION AGREEMENT

Bruce A. Orris

Plan Year	Plan year ending December 31,	Executive's Age at Plan Year End	Accrual balance @ 8.0%[1]	Early Termination vesting schedule	Vested accrual balance	Early Termination Annual Benefit payable for Early Termination during Indicated Plan Year[2]	Disability Annual Benefit payable for Disability Occurring During Indicated Plan Year
1	-	46	$3,841	0%	$3,841	$0	$556
2	-	47	$8,320	0%	$8,320	$0	$1,203
3	-	48	$13,515	0%	$13,515	$0	$1,955
4	-	49	$19,516	0%	$19,516	$0	$2,823
5	2006	50	$26,420	0%	$26,420	$0	$3,821
6	2007	51	$34,335	0%	$34,335	$0	$4,966
7	2008	52	$43,382	0%	$43,382	$0	$6,274
8	2009	53	$53,695	0%	$53,695	$0	$7,766
9	2010	54	$65,421	0%	$65,421	$0	$9,462
10	2011	55	$78,723	100%[3]	$78,723	$11,386	$11,386
11	2012	56	$93,783	100%	$93,783	$13,564	$13,564
12	2013	57	$110,800	100%	$110,800	$16,025	$16,025
13	2014	58	$129,996	100%	$129,996	$18,801	$18,801
14	2015	59	$151,615	100%	$151,615	$21,928	$21,928
15	2016	60	$175,928	100%	$175,928	$25,444	$25,444
16	2017	61	$203,231	100%	$203,231	$29,393	$29,393
17	2018	62	$233,856	100%	$233,856	$33,822	$33,822
18	2019	63	$268,164	100%	$268,164	$38,784	$38,784
19	2020	64	$306,556	100%	$306,556	$44,337	$44,337
20	2021	65	$343,823		$343,823
21	2022	66	$320,139		$320,139
22	2023	67	$294,490		$294,490
23	2024	68	$266,712		$266,712
24	2025	69	$236,629		$236,629
25	2026	70	$204,048		$204,048
26	2027	71	$168,763		$168,763
27	2028	72	$130,550		$130,550
28	2029	73	$89,165		$89,165
29	2030	74	$44,345		$44,345
30	2031	75	$0		$0

1 The Accrual Balance reflects payment at the beginning of each month during retirement, with the first payment occurring during December 2021.
2 Benefit is based on present value of the current payment stream of the vested accrual balance using a standard discount rate (8.00%).
3 Bruce A. Orris satisfies the Early Retirement Age definition of §1.5 on his birthday on November 21, 2011, and thus is vested in his Early Termination Benefit as of his 55th birthday. Mr. Orris was hired by the Bank on July 18, 1983 and thus will have 10 years of service by the time of his 55th birthday.